Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699
Final For Release
Investor Contact: Integrated Corporate Relations Allison Malkin (203) 682-8225

BAKERS FOOTWEAR REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

ST. LOUIS, Mo. April 10, 2007– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the fourth quarter and fiscal year ended February 3, 2007. The Company noted that fiscal year 2006 includes fifty-three weeks which compares to fifty-two weeks for fiscal year 2005. Therefore, the Company’s fourth quarter of fiscal year 2006 is a fourteen-week period and compares to a thirteen-week period in the fourth quarter of fiscal year 2005.

For the fourth quarter, the fourteen weeks ended February 3, 2007:

•

Net sales were $61.2 million, as compared to $61.3 million for the thirteen-week period ended January 28, 2006. Comparable store sales for the fourth quarter of fiscal year 2006, which compares the fourteen week period ended February 3, 2007 to the fourteen week period ended February 4, 2006, decreased 13.8%. Comparable store sales for the fourth quarter of fiscal year 2005 increased 24.5%;

•	Gross profit in the fourth quarter was $20.3 million, or 33.1% of net sales, compared to $23.1 million, or 37.7% of net sales in the fourth quarter last year;
•	Operating income was $2.7 million, as compared to operating income of $7.3 million in the fourth quarter last year; and
•	Net income was $1.4 million or $0.21 per diluted share, as compared to $4.5 million, or $0.68 per diluted share in the fourth quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group said, “The fourth quarter was particularly challenging for our Company, reflecting a difficult boot and bootie season, which led to higher than anticipated markdowns following robust sales growth last year. On a positive note, our strict inventory discipline enabled us to end the year in a healthy inventory position with inventory at year end declining by $1.9 million from last year despite adding 22 net new stores during the year.”

“In February and March of fiscal 2007, our comparable stores sales decreased approximately 5%, reflecting a weak February partially offset by a better March,” continued Mr. Edison. “March results were, aided by the presence of Easter sales, but were hurt by extremely cold weather during Easter week.”

Mr. Edison concluded: “Looking ahead, our priorities are focused on improving gross margin and profitability. We believe our efforts to deliver compelling assortments while controlling our inventory investment will enable us to achieve this goal. We remain optimistic regarding our growth potential both in the near and long term.”

For the fiscal year, the fifty-three weeks ended February 3, 2007:

•

Net sales were $204.8 million, as compared to $194.8 million for the fifty-two week period ended January 28, 2006. Comparable store sales for fiscal year 2006, which compares the fifty-three week period ended February 3, 2007 to the fifty-three week period ended February 4, 2006, decreased 7.1%. Comparable stores for fiscal year 2005 increased 16.7%.

•	Gross profit in fiscal 2006 was $62.2 million, or 30.4% of net sales, compared to $65.3 million, or 33.5% of net sales in fiscal 2005;
•	Operating loss was $1.6 million for fiscal 2006, as compared to operating income of $10.7 million in fiscal 2005;
•	Net loss for fiscal 2006 was $1.5 million, or $0.24 per share, as compared to net income of $6.6 million, or $1.04 per diluted share in fiscal 2005; and
•

As a result of adopting FAS 123R, Share Based Payment, the Company recognized $0.07 per share related to stock-based compensation expense in fiscal 2006. The Company did not recognize stock-based compensation expense in fiscal 2005.

During the fourth quarter of fiscal 2006, Bakers Footwear opened 3 new stores. For the fiscal year, the Company opened a total of 34 new stores and closed 12 locations, ending the year with 257 stores.

Michele Bergerac, President of Bakers Footwear Group, said, “We are not satisfied with our performance during fiscal 2006 and are intently focused on increasing our gross margin. We expect to capitalize on our strong positioning as a leading resource for fashion footwear and believe we have the talent, infrastructure and marketing to support our expansion plans.”

Store Opening Plans

During fiscal 2007 the Company expects to open between 10 to 12 new stores with half of these stores opening in the first half of the year.

Annual Meeting

The Company also announced that its 2007 Annual Meeting of Stockholders will be held on June 14, 2006 in St. Louis, Missouri. Details regarding time and location will be announced later.

Conference Call

The Company also announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2006 results today, Tuesday, April 10, 2007 at 9:00 a.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (888) 868-9083, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=00003CF2. A replay of this call will be available until April 17, 2007 and can be accessed by dialing (877) 519-4471 and entering code 8600952. The web-cast will remain available until May 10, 2007 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Fourteen Weeks Ended February 3, 2007	Thirteen Weeks Ended January 28, 2006	Fifty–three Weeks Ended February 3, 2007	Fifty–two Weeks Ended January 28, 2006
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$ 61,211	$ 61,338	$ 204,753	$ 194,780
Cost of merchandise sold, occupancy, and buying expenses	40,940	38,228	142,551	129,439
Gross profit	20,271	23,110	62,202	65,341

Operating expenses
Selling	13,168	11,278	45,221	38,385
General and administrative	4,324	4,462	18,208	15,779
Loss on disposal of property and equipment	34	10	278	440
Impairment of long-lived assets	55	20	55	20
Operating income (loss)	2,690	7,340	(1,560)	10,717

Interest expense	(388)	(118)	(1,005)	(427)
Other income, net	11	90	112	212
Income (loss) before income taxes	2,313	7,312	(2,453)	10,502

Income tax expense (benefit)	896	2,784	(910)	3,949

Net income (loss)	$ 1,417	$ 4,528	$ (1,543)	$ 6,553

Basic earnings (loss) per share	$ 0.22	$ 0.73	$ (0.24)	$ 1.10
Diluted earnings (loss) per share	$ 0.21	$ 0.68	$ (0.24)	$ 1.04

Weighted average shares outstanding
Basic	6,493	6,237	6,454	5,981
Diluted	6,645	6,657	6,454	6,279

Pro Forma SFAS 123 Information
Pro forma earnings per share reflecting pro forma stock compensation expense in accordance with SFAS 123
Basic earnings per share		$ 0.70		$ 1.00
Diluted earnings per share		$ 0.66		$ 0.96

Cash Flow Data
Cash provided by operating activities			$ 2,428	$ 17,536
Cash used in investing activities			(20,233)	(22,694)
Cash provided by (used in) financing activities			14,287	7,651
Net increase (decrease) in cash			(3,518)	2,493

Supplemental Data
Comparable store sales increase (decrease)	(13.8)%	24.5%	(7.1)%	16.7%
Gross profit percentage	33.1%	37.7%	30.4%	33.5%
Number of stores at end of period			257	235

Bakers Footwear Group, Inc. Balance Sheet Data	February 3, 2007	January 28, 2006
(in thousands)	Unaudited	Unaudited
Cash	$ 407	$ 3,925
Accounts receivable	2,493	2,371
Inventories	24,102	25,998
Other current assets	3,807	3,072
Current assets	30,809	35,366
Property and equipment, net	51,021	38,701
Other assets	1,328	687
	$ 83,158	$ 74,754

Accounts payable	$ 8,134	$ 12,059
Revolving credit facility	13,099	—
Other current liabilities	11,285	15,541
Current liabilities	32,518	27,600
Noncurrent liabilities	9,473	6,764
Shareholders’ equity	41,167	40,390
	$ 83,158	$ 74,754